Exhibit 99.1

pingtan marine enterprise LTD. eNTERS INTO Strategic investment AGREEMENT WITH cHINA AGRICULTURE iNDUSTRY DEVELOPMENT FUND FOR rmb400 million

Transaction Values Pingtan Fishing at approximately US$800 million;

Company also Transitions to Direct Ownership Through the Termination of its VIE Structure;

Company to Host Conference Call on Wednesday, February 11, 2015 at 8:30 AM ET (Details Below)

FUZHOU, China, February 10, 2015 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) a global fishing company based in the People’s Republic of China (PRC), today announced that the Company’s wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd (“Pingtan Fishing”) has entered into an Investment Agreement (“Agreement”) with China Agriculture Industry Development Fund Co., Ltd, (“China Agriculture”) pursuant to which China Agriculture will investRMB400 million (approximately US$64.0 million at current exchange rates) into Pingtan Fishing for an 8% equity interest in Pingtan Fishing’s operating company. The investment values Pingtan Fishing at approximately 5 billion RMB, or US $800 million at current exchange rates. The closing and funding of this strategic investment is expected to occur no later than February 13, 2015.	Pingtan Marine Enterprise Ltd. (NASDAQ: PME) Receives Strategic Investment of RMB400 million in its Subsidiary from China Agriculture Industry Development Fund

Upon the closing and funding of this strategic investment, Pingtan will own 92% of its lone subsidiary, Pingtan Fishing. Pingtan Fishing is the only entity that has an operating business under Pingtan. China Agriculture is entitled to appoint one representatives to the Company`s Board of Directors upon closing of this investment. The Company intends to use the proceeds from this strategic investment for the acquisition of additional vessels and to build a fish processing plant in order to execute on its strategy to expand downstream by selling fish products directly to end markets.

China Agriculture was established by the China’s Ministry of Finance, Agricultural Development Bank of China, Cinda Asset Management Corporation and CITIC Group in 2012. China Agriculture is the first China state-owned fund to focus on investing in all areas of the agriculture industry. This 4 billion RMB fund is managed by Cinda Asset Management Corporation.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “Over the past few months, we have worked diligently to seek out financing that both provided our Company with the necessary capital to achieve our objectives, while also aligning ourselves with a strong long-term strategic partner. We are pleased to welcome China Agriculture as our shareholder, as it truly reflects Pingtan’s strength and value within the industry. The fund hired Ernst & Young and conducted considerable due diligence prior to signing this Agreement. As an RMB fund, they invested directly in our operating subsidiary. We feel that this strategic investment was made at an attractive valuation for our fishing business, while also providing our Company with the funding to expand our operations and strengthen our capital structure.”

Pingtan Marine Enterprise, Ltd.	Page 2
February 10, 2015

Pingtan to Terminate Variable Interest Entity Structure

In conjunction with the execution of this strategic Investment Agreement and effective on February 9, 2015, Pingtan terminated its existing variable interest entity agreements, or VIEs, as permitted by the laws of the People’s Republic of China. This provides the shareholders of Pingtan Marine Enterprises with direct ownership of its subsidiaries rather than contractual ownership through the VIE structure. The previous VIE agreements were entered into by the Company on October 24, 2012, and included an Exclusive Call Option Agreement by the principle shareholders, an Equity Interest Pledge Agreement, Power of Attorney and Contracted Management Agreement.

Upon the closing of the Investment Agreement, China Agriculture will become the owner of 8% of Pingtan Fishing and the Company’s wholly-foreign owned enterprise (“WFOE”) will become the 92% equity owner of Pingtan Fishing and the VIE agreements will terminate.

Mr. Zhuo continued, “We felt that it was in the best interest of all shareholders that we terminate the VIE structure , which provides shareholders with a more direct ownership, eliminates the perception of any potential conflicts of interest and simplifies our corporate structure. This is an important step in our Company’s development, and we will continue to remain focused on growing Pingtan and executing on each of our strategic objectives. This includes the expansion and renewal of our fleet, and also achieving our goal of becoming a vertically integrated seafood provider.”

Conference Call Details

Pingtan also announced that it will discuss today’s announcement in a conference call tomorrow morning (Wednesday, February 11, 2015) at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-0310
Live Participant Dial In (International):	201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page, or go to: http://ptmarine.equisolvewebcast.com/invcall. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Pingtan Marine

Pingtan is a global fishing company, engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Pingtan Marine Enterprise, Ltd.	Page 3
February 10, 2015

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Contact:	Investor Relations:
Roy Yu	The Equity Group Inc.
Chief Financial Officer	Katherine Yao, Associate
Pingtan Marine Enterprise Ltd.	86 10 6587 6435
Tel: +86 591 87271753	kyao@equityny.com
ryu@ptmarine.net